Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel www.davispolk.com

December 13, 2019

Ranpak Holdings Corp.
7990 Auburn Road Concord Township, Ohio 44077
Concord Township, Ohio 44077

Ladies and Gentlemen:

Ranpak Holdings Corp., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-232105)(the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 16,923,077 shares of its Class A common stock, par value $0.0001 per share (the “Securities”) to be sold pursuant to the Underwriting Agreement dated December 11, 2019 (the “Underwriting Agreement”) among the Company and the underwriter named therein (the “Underwriter”). The Securities include 1,538,461 shares that the Underwriter has the option to purchase pursuant to the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

Ranpak Holdings Corp.	2	December 13, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

By:	/s/ Davis Polk and Wardwell LLP